CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into this day, January 15th, 2012; by and between Jeffrey A. Wohler, an individual, ("Consultant") and Latitude Solutions, Inc., (The "Company").

RECITALS

WHEREAS, the Company is in need of assistance in the individuals expertise including but not limited to duties and responsibilities associated with c-level corporate development and management; and

WHEREAS, Consultant has agreed to perform consulting work for the Company in providing duties and responsibilities associated with c-level corporate development and management; and and strategic planning support and consulting services and other related activities as directed by the Company's board of directors;

NOW, THEREFORE, the parties hereby agree as follows:

Consultant's Services. Consultant responsibilities associated with c-level corporate development and management; and strategic planning support and consulting services and other related activities as directed by the Company's board of directors;

1. Consultant shall be available and shall provide to the Company professional consulting services in the area of corporate development, investor relations, business development, and strategic planning support and consulting services and other related activities ("Consulting services") as requested.

2. Consideration.

In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will pay Consultant a fee of $21,250 a month payable according the Company's established pay

cycles. Consultant agrees to defer 50% of the cash payments until such time as the Company starts generating cash sufficient to warrant the full cash payments.

The Company will also issue common shares to the Consultant or his designate according to Exhibit A "Share Allocation Spreadsheet" whereupon certain milestones are articulated.

B. EXPENSES. Additionally, the Company will pay Consultant for the following expenses incurred while the Agreement between Consultant and the Company exists:

- All travel expenses to and from all work sites;

- Rental car expenses when required;

- Meal expenses ;

- Administrative and incidental expenses;

-The Company shall pay a proportionate share of house lease payments while Consultant is residing in Boca Raton, FL. Current Company share to be $3,000 per month to be allocated between Jeffrey A. Wohler, Ken Link and Michael H. Gustin.

- Lodging Expenses when work demands overnight stays; and

- Miscellaneous travel-related expenses (parking and tolls).

-Expenses associated with development, publication, and distribution of responses to request for quotes, proposals, sources sought, request for information, and customer presentation materials.

-Consultant shall submit written documentation and receipts where available itemizing the dates on which expenses were incurred. The

Company shall pay Consultant the amounts due pursuant to submitted reports within 14 days after a report is received by the Company.

C. **Office Space.** Initially, office space and supporting information technology systems will be provided.

3. **Independent Contractor.** Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold herself out as an employee of the Company.

4. **Confidentiality.** In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company processes, pricing data, and internal accounting systems, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees as specified within agreed upon non-disclosure agreements.

5. **Term.** This Agreement shall commence on January 15, 2012; and shall terminate at such time as the Board of Directors determines.

6. **Notice.** Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:

1. Notices to Consultant:

2. Notices to the Company: Latitude Solutions, Inc. 2595 NW Boca Raton Blvd, Suite 100, Boca Raton, FL 33431

7. Miscellaneous.

7.1 Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

7.2 Binding Effect, Assignment. This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

7.3 Governing Law, Severability. This Agreement shall be governed by the laws of the State of Florida. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

Latitude Solutions, Inc.

By:

MJ [signature], CFO

Consultant:

By:

[signature]